Exhibit 99.2

POWER OF ATTORNEY

THIS POWER OF ATTORNEY by NOVARTIS BIOVENTURES LTD., a company incorporated under the laws of Bermuda, with its registered office located at Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda (the “Company”) is dated 29 May 2017 and shall be effective 1 July 2017.

WHEREAS

It is expedient to appoint a number of persons to act as the attorney(s) of the Company with authority to sign contracts and other documents on behalf of the Company upon the terms and subject to the conditions of this Power of Attorney.

APPOINTMENT

1.	The Company hereby makes, appoints and constitutes for the purposes set forth herein each of the following individuals:

•	Marc Ceulemans

•	Bart Dzikowski

•	Stephan Sandmeier

•	Anja König

•	Reinhard Ambros

•	Florent Gros

•	Markus Goebel

•	Beat Steffen

(each, an “Attorney”)

as its true and lawful attorney and agent. Any Attorney acting jointly shall have the power and authority to, in the name and on behalf of the Company, take any and all actions that the Attorney may deem necessary or advisable in connection with the ordinary course of the business of the Company, including, but not limited to, negotiating, approving, signing, executing, delivering and/or issuing on behalf of the Company, any and all agreements, contracts, certificates, forms of proxy, appointments of corporate representative, powers of attorney or other documents subject always to any limitation set by the existing delegation of authority matrix approved by the board of directors of the Company on 19 January 2009.

2.	The Appointment shall in all circumstances remain in force until notice of revocation in writing shall be given to the Attorney(s) pursuant to resolution of the Board of Directors of the Company.

3.	Any and all actions taken by any one or more of the Attorneys in good faith and in furtherance of the grant of power hereto, including but not limited to, the execution of any and all documents and agreements, on or before the Termination Date, shall for all purposes be valid and binding upon the Company and its successors and assigns. The Company hereby ratifies and confirms, and agrees to ratify and confirm, and any all actions any one or more of the Attorneys takes, or purports to take, in the exercise or purported exercise of the powers conferred by this Power of Attorney.

4.	This Power of Attorney shall be governed by and construed in accordance with the laws of Bermuda.

IN WITNESS WHEREOF, NOVARTIS BIOVENTURES LTD. has caused this Power of Attorney to be signed by its officers thereunto duly authorised on the date first above written.

NOVARTIS BIOVENTURES LTD.

/s/ H. Simon Zivi	/s/ Michael Jones
H. Simon Zivi	Michael Jones
Director	Director